Exhibit 4.4

AGENCY AGREEMENT

January 16, 2015

ESSA Pharma Inc.

999 West Broadway, Suite 720

Vancouver, British Columbia V5Z 1K5

Attention: Bob Rieder, Chief Executive Officer

Dear Sir:

Bloom Burton & Co. Limited (the “Agent”) understands that ESSA Pharma Inc. (the “Corporation”) proposes to issue and sell up to 4,363,636 special warrants of the Corporation (“Special Warrants”) at a purchase price of US$2.75 per Special Warrant (the “Offering Price”) for aggregate gross proceeds of up to US$12,000,000. Each Special Warrant shall entitle the holder thereof to receive one Common Share (an “Underlying Share”), subject to adjustment in certain circumstances, for no additional consideration upon the exercise or deemed exercise of the Special Warrant. Each Special Warrant shall be exercisable by the holder thereof at any time after the Closing Date and all unexercised Special Warrants will be automatically exercised by the Special Warrant Agent on behalf of the holder, without any further action on the part of the holder and for no additional consideration, on the Automatic Exercise Date, all in accordance with the terms of the Special Warrant Indenture. Notwithstanding the foregoing, if the U.S. Listing Date has not occurred on or prior to the Deadline Date, each outstanding Special Warrant will, on deemed exercise, entitle the Subscriber to acquire 1.5 Underlying Shares in lieu of one Underlying Share without further payment on the part of such holder.

The Underlying Shares shall have the attributes as set out in the Subscription Agreement.

The Special Warrants may be offered to purchasers resident in each of the provinces of Canada, the United States and such other jurisdictions as the Agent, with the consent of the Corporation, may designate prior to the Closing Date (the “Selling Jurisdictions”), on a private placement basis. The Agent is entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purposes of arranging for purchasers of the Special Warrants.

DEFINITIONS

In this Agreement,

“affiliate”, and “associate” shall have the respective meanings ascribed thereto in the Securities Act (British Columbia);

“Agency Fee” has the meaning ascribed thereto in Section 6 of this Agreement;

“Agent” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Agent’s Expenses” has the meaning ascribed thereto in Section 12 of this Agreement;

“Agreement” means this agreement between the Corporation and the Agent dated as of the date hereof;

“Applicable IP Laws” means all applicable federal, provincial, state and local laws and regulations applicable to Intellectual Property in Canada, the United States and the jurisdictions in which the Corporation and/or the Subsidiary has registered Intellectual Property or pending Intellectual Property applications;

“Applicable Securities Laws” means, collectively, the applicable securities laws of each of the Selling Jurisdictions and the states thereof, and, in each case, the respective regulations, rules and orders made and forms prescribed thereunder together with all applicable published policy statements, blanket orders and rulings of the securities regulators in the Selling Jurisdictions;

“Automatic Exercise Date” means the date that is one Business Day following the earlier of the: (i) Deadline Date; and (ii) U.S. Listing Date;

“Broker Shares” means the Common Shares issuable upon exercise of any Broker Warrants;

“Broker Warrant Certificate” means the form of certificate representing the Broker Warrants, which contains the terms and conditions of the Broker Warrants;

“Broker Warrants” has the meaning given to it in Section 6;

“Business Day” means a day which is not a Saturday, a Sunday or a statutory holiday in the City of Toronto, Ontario or the City of Vancouver, British Columbia;

“CIPO” means the Canadian Intellectual Property Office;

“Clinical Trials” has the meaning ascribed thereto in subsection 4(ooo) of this Agreement;

“Closing” means the closing of the issue and sale by the Corporation of the Special Warrants;

“Closing Date” means January 16, 2015 or such other date or dates as the Corporation and the Agent may agree upon in writing;

“Closing Time” means 10:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may agree;

“Code” has the meaning ascribed thereto in subsection 5(k) of this Agreement;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Corporation IP” means the Intellectual Property that has been developed by or for or is being developed by or for the Corporation and/or the Subsidiary or that is being used by the Corporation and/or the Subsidiary, other than Licensed IP;

“Corporation’s Auditors” means the firm of accountants appointed by the shareholders of the Corporation and serving as the auditors of the Corporation at the relevant time;

“CPRIT Agreement” means the definitive agreement entered into with the Cancer Prevention & Research Institute of Texas providing for, among other things, the Corporation being entitled to receive matching funds of up to a maximum of US$12,000,000 on and subject to the terms and conditions therein;

“Deadline Date” means the date that is nine months after the Closing Date;

“Due Diligence Session” has the meaning ascribed thereto in subsection 4(kkk) of this Agreement;

“Enforceability Qualifications” means (a) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, (b) the application of equitable principles when equitable remedies are sought, including the remedies of specific performance and injunctive relief, and (c) applicable laws limiting rights to indemnity, contribution, waiver, and the ability to sever unenforceable terms;

“Environmental Laws” has the meaning ascribed thereto in subsection 4(z) of this Agreement;

“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health & Human Services;

“Financial Statements” means the: (i) audited financial statements of the Corporation as of September 30, 2013 and December 31, 2012; and (ii) interim financial statements for the period ended June 30, 2014, as included in the Corporation’s long form prospectus dated December 5, 2014;

“IFRS” means International Financial Reporting Standards;

“Indemnified Party” has the meaning ascribed thereto in Section 10 of this Agreement;

“Intellectual Property” means intellectual property rights, including: (i) all patents, patent rights, inventions, industrial designs and licenses; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing, whether registered or unregistered; (iii) registered or unregistered copyrights and copyrightable works in whatever form or medium; (iv) registrations, applications and renewals for any of the foregoing; (v) proprietary computer software (including but not limited to data, data bases and documentation); and (vi) trade secrets, confidential information and know-how;

“Lease” means the lease agreement executed on August 25, 2014 by and between Greenpark II Medical LLC and the Subsidiary;

“Leased Premises” has the meaning ascribed thereto in subsection 4(t) of this Agreement;

“Liabilities” has the meaning ascribed thereto in Section 10 of this Agreement;

“Licensed IP” means the Intellectual Property owned by any person other than the Corporation and the Subsidiary and which the Corporation and/or the Subsidiary uses;

“Material Adverse Effect” means any change, effect, event, occurrence or change in a state of facts that is, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the business, operations, financial condition, results, assets, properties, rights, liabilities or prospects of the Corporation and the Subsidiary taken as a whole;

“material change” means a material change for the purposes of Applicable Securities Laws or any of them or where undefined under Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of the Corporation’s securities and includes a decision to implement such a change made by the Corporation’s board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

“material fact” means a material fact for the purposes of Applicable Securities Laws or any of them or where undefined under Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation’s securities;

“misrepresentation” means a misrepresentation for the purposes of Applicable Securities Laws or any of them or where undefined under Applicable Securities Laws of a jurisdiction means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

“Money Laundering Laws” has the meaning ascribed thereto in subsection 4(ppp) of this Agreement;

“NASDAQ” means one of the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market market tiers of the NASDAQ Stock Market LLC (a United States national securities exchange);

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;

“Notice” has the meaning ascribed thereto in Section 18 of this Agreement;

“NYSE” means the NYSE MKT LLC (a United States national securities exchange);

“Offering” means the issue and sale of the Special Warrants as contemplated in this Agreement;

“Offering Price” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Outstanding Common Shares” means the issued and outstanding Common Shares;

“PFIC” has the meaning ascribed thereto in subsection 5(k) of this Agreement;

“Proceedings” has the meaning ascribed thereto in Section 10 of this Agreement;

“Registered Corporation IP” means all Corporation IP that is the subject of registration or pending application for registration with a national intellectual property office (including, without limitation, the CIPO and the USPTO);

“Regulation S” means Regulation S adopted under the 1933 Act;

“Regulatory Authority” means the statutory or governmental bodies authorized under applicable laws to protect and promote public health through regulation and supervision of therapeutic drug candidates intended for use in humans, including, without limitation, the FDA and Health Canada;

“Rule 144” has the meaning ascribed thereto in subsection 5(f) of this Agreement;

“SEC” has the meaning ascribed thereto in subsection 5(e) of this Agreement;

“Securities” means and includes, individually and collectively, the Special Warrants, the Underlying Shares, the Broker Warrants and the Broker Shares;

“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

“Selling Jurisdictions” has the meaning ascribed thereto in the third paragraph of this Agreement;

“Special Warrant Agent” means the registrar and transfer agent of the Special Warrants, Computershare Trust Company of Canada, having an office at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9;

“Special Warrant Indenture” means the special warrant indenture between the Corporation and the Special Warrant Agent, dated January 16, 2015, governing the terms of the Special Warrants;

“Special Warrants” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Subscriber” means any person who executes a Subscription Agreement that is accepted by the Corporation;

“Subscription Agreement” means the agreement in the form mutually acceptable to the Corporation and the Agent to be entered into between each Subscriber and the Corporation with respect to the Offering;

“Subsidiary” means ESSA Pharmaceuticals Corp.;

“Taxes” has the meaning ascribed thereto in subsection 4(j) of this Agreement;

“Term Sheet” means the term sheet relating to the Offering agreed to between the Corporation and the Agent;

“to the best of the Corporation’s knowledge” or “to the Corporation’s knowledge” or “known to the Corporation” or similar language describing facts known to the Corporation or its agents and associates, means matters relating to the Corporation that are known, after due inquiry, to any of the Corporation’s current president, principal executive officer or principal financial officer;

“Transaction Documents” has the meaning ascribed thereto in subsection 4(a) of this Agreement;

“Transfer Agent” means Computershare Investor Services Inc. as registrar and transfer agent for the Common Shares and the preferred shares in the capital of the Corporation;

“TSX-V” means the TSX Venture Exchange;

“Underlying Shares” has the meaning ascribed thereto in the first paragraph of this Agreement;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Agent” has the meaning ascribed thereto in Section 2 of this Agreement;

“U.S. Listing” means the listing of the Common Shares on NASDAQ or the NYSE;

“U.S. Listing Date” means the date on which the Common Shares first begin to trade on either NASDAQ or the NYSE;

“USPTO” means the United States Patent and Trademark Office;

“1933 Act” means the United States Securities Act of 1933, as the same has been, and hereafter from time to time, may be amended; and

“1934 Act” has the meaning ascribed thereto in subsection 5(e) of this Agreement.

Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender includes all genders. References to “Sections”, “subsections” or “clauses” are to the appropriate section, subsection or clause of this Agreement.

The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule “A”	-	Terms and Conditions for United States Offers and Sales
Schedule “B”	-	Convertible Securities

TERMS AND CONDITIONS

1.	Appointment of Agent

Based upon the foregoing and subject to the terms and conditions set out below, the Corporation hereby appoints the Agent and the Agent hereby accepts such appointment, to effect the sale of the Special Warrants at the Offering Price, on a commercially reasonable best efforts basis to persons resident in the Selling Jurisdictions and such other jurisdictions as may be agreed upon by the Corporation. The Agent agrees to use its best efforts to sell the Special Warrants, but it is hereby understood and agreed that the Agent shall act as agent only and is under no obligation to purchase any of the Special Warrants, although the Agent may subscribe for Special Warrants, subject to applicable laws. The Agent shall be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purpose of arranging for purchases of the Special Warrants.

2.	U.S. Sales

The parties acknowledge that the Special Warrants and the other Securities have not been and will not be registered under the 1933 Act and may not be offered or sold in the United States except pursuant to exemptions from the registration requirements of the 1933 Act and the applicable laws of any applicable state of the United States. Accordingly, the Corporation and the Agent agree that any offers or sales in the United States shall be conducted only in the manner specified in Schedule “A” hereof. All actions to be undertaken by the Agent in the United States in connection with the matters contemplated herein shall be undertaken through a duly registered broker-dealer in the United States engaged in connection with such offer or sale (the “U.S. Agent”).

3.	Certain Representations, Warranties, Covenants and Obligations of the Agent

(1)	The Agent hereby covenants to the Corporation as follows:

(a)

it will offer the Special Warrants for sale on behalf of the Corporation only to Subscribers who will purchase such Special Warrants under the private placement exemptions or such other exemptions available under Applicable Securities Laws and it will not offer the Special Warrants for sale in those jurisdictions where it is not permitted to do so under Applicable Securities Laws;

(b)

it will conduct activities in connection with the proposed offering and sale of the Special Warrants in compliance with all Applicable Securities Laws in the Selling Jurisdictions applicable to the Agent and, without limitation, agrees that it will not make available to prospective purchasers of the Special Warrants any document or material (other than the Term Sheet and the Subscription Agreement), nor will it solicit or procure subscriptions for Special Warrants so as to require the registration thereof or the filing of a prospectus with respect thereto under the laws of any jurisdiction;

(c)

any offers and sales of Special Warrants and the other Securities to, or for the account or benefit of, persons in the United States shall be made in accordance with the terms and conditions set out in Schedule “A” to this Agreement, which schedule is incorporated by reference and forms part of this Agreement. The Corporation and the Agent shall, and the Agent shall cause the U.S. Agent to, comply with the terms and conditions set out therein. The Agent shall cause the representations, warranties and covenants included in Schedule “A” hereto to be made by the U.S. Agent for the benefit of the Corporation and the Agent, in a separate agreement between the Agent and the U.S. Agent;

(d)

it will not engage in any form of general solicitation or general advertising in connection with the offer and sale of the Special Warrants, including but not limited to, causing the sale of the Special Warrants to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Special Warrants whose attendees have been invited by general solicitation or advertising;

(e)

it will obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws or requested by the Corporation, acting reasonably, and supplied to the Agent for completion in connection with the distribution of the Special Warrants and deliver such Subscription Agreements and other forms to the Corporation;

(f)	it will not solicit subscriptions for Special Warrants or other Securities except in accordance with the terms and conditions of this Agreement;

(g)

it will not, in connection with the Offering, make any representation or warranty with respect to the Special Warrants, other Securities or the Corporation other than as set forth in this Agreement or the Subscription Agreement; and

(h)

it will provide to the Corporation all necessary information in respect of the Agent and the Subscribers (and will use its commercially reasonable efforts to provide to the Corporation all necessary information in respect of the U.S. Agent) to allow the Corporation to file, with the Securities Commissions, if required, reports of the sale of the Special Warrants and the other Securities in accordance with Applicable Securities Laws within ten days of the Closing.

(2)	The Agent represents and warrants to the Corporation that:

(a)

it is duly qualified in accordance with Applicable Securities Laws to solicit and procure subscriptions for the Special Warrants in the Selling Jurisdictions in which it is qualified to do so in connection with the Offering;

(b)

it is an “accredited investor” as such term is defined under NI 45-106 by virtue of being a person registered under Applicable Securities Laws and is acquiring the Broker Warrants as principal for its own account and not for the benefit of any other person; and

(c)	it is not a person in the United States, the Broker Warrants were not offered to it by the Corporation in the United States and it did not sign this Agreement in the United States.

4.	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Agent and the Subscribers, and acknowledges that the Agent and the Subscribers are relying upon such representations and warranties in connection with the purchase and sale of the Special Warrants, as of a Closing Date as follows:

(a)

the Corporation is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and the Corporation has all requisite power and authority to enter into each of this Agreement, the Subscription Agreements, the Special Warrant Indenture and the Broker Warrant Certificate, (collectively, the “Transaction Documents”) and to carry out its obligations hereunder and thereunder;

(b)

each of the execution and delivery of the Transaction Documents, the performance by the Corporation of its obligations hereunder and thereunder, the issue and sale of the Special Warrants, the performance by the Corporation of its obligations thereunder and the consummation of the transactions contemplated by the Transaction Documents, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a material default under (whether after notice or lapse of time or both) (A) any statute, rule or regulation applicable to the Corporation or the Subsidiary including, without limitation, Applicable Securities Laws or the rules and regulations of the TSX-V; (B) the constating documents, by-laws or resolutions of the Corporation or the Subsidiary which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Corporation or the Subsidiary is a party or by which the Corporation or the Subsidiary is bound; or (D) any judgment, decree or order binding the Corporation or the Subsidiary or any of their respective properties or assets;

(c)

the Corporation does not beneficially own or exercise control or direction over 10% or more of the outstanding voting shares of any company other than the Subsidiary, which is wholly-owned by the Corporation, and all of the issued and outstanding shares of the Subsidiary are issued as fully paid and non-assessable shares, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether present or future, contingent or absolute, pre-emptive or contractual) capable of becoming an agreement, for the purchase from the Corporation or the Subsidiary of any interest in any of the shares of the Subsidiary or for the issue or allotment of any unissued shares in the capital of the Subsidiary or any other security convertible into or exchangeable for any such shares of the Subsidiary;

(d)

the Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(e)	the Subsidiary has no material assets or liabilities, is not party to any material agreement and no material revenues are booked through the Subsidiary;

(f)

neither the Corporation nor the Subsidiary is in default or in breach in any material respect of the constating documents, by-laws or resolutions of its directors or shareholders or any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Corporation or the Subsidiary is a party or by which the Corporation or the Subsidiary is bound;

(g)

all consents, approvals, permits, authorizations or filings as may be required under Applicable Securities Laws necessary for (i) the execution and delivery of the Transaction Documents, (ii) the issuance of the Underlying Shares and the Broker Shares, and (iii) the completion of the transactions contemplated hereby, have been made or obtained, as applicable, subject to the Corporation filing with the Securities Commissions in the Selling Jurisdictions in Canada, within 10 days from the date of the sale of the Special Warrants, a Form 45-106F6 (and, if applicable, a Form 45-106F1) prepared and executed in accordance with Applicable Securities Laws and accompanied by the prescribed fees and fee checklist form, if any;

(h)

neither the Corporation nor the Subsidiary has approved, is contemplating, or has entered into any agreement in respect of, and neither the Corporation nor the Subsidiary has any knowledge of: (A) the purchase of any property material to the Corporation or the Subsidiary or assets or any interest therein or the sale, transfer or other disposition of any property material to the Corporation or the Subsidiary or assets or any interest therein currently owned, directly or indirectly, by the Corporation or the Subsidiary whether by asset sale, transfer or sale of shares or otherwise; or (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or the Subsidiary) of the Corporation or the Subsidiary;

(i)

the Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada and consistently applied throughout the period referred to therein, contain no misrepresentation and present fully, fairly and correctly, in all material respects, the financial condition of the Corporation as at the dates thereof and the results of the operations and the changes in the financial position of the Corporation for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation and there has been no change in accounting policies or practices of the Corporation since September 30, 2013, other than as required by IFRS or as disclosed in the Financial Statements;

(j)

all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Corporation and the Subsidiary have been paid, except where the failure to pay such taxes would not have a Material Adverse Effect. All tax returns, declarations, remittances and filings required to be filed by each of the Corporation and the Subsidiary have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where such failure would not have a Material Adverse Effect. To the best of the Corporation’s knowledge, no examination of any tax return of the Corporation of the Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any Taxes that have been paid, or may be payable, by the Corporation or the Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of the Corporation or the Subsidiary or have a Material Adverse Effect;

(k)

no holder of outstanding shares in the capital of the Corporation will be entitled to any pre-emptive or any similar rights to subscribe for any Common Shares or other securities of the Corporation and, other than as set out in Schedule “B” attached hereto, no rights, warrants or options to acquire, or instruments convertible into or exercisable or exchangeable for, any shares in the capital of the Corporation or the Subsidiary are outstanding;

(l)

no legal or governmental proceedings or inquiries are pending to which the Corporation or the Subsidiary is a party or to which their respective properties are subject that would result in the revocation or modification of any material contract, order, certificate, right, authority, permit or license necessary to conduct the business now owned or operated by the Corporation or the Subsidiary which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect and, to the knowledge of the Corporation, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to the Corporation or the Subsidiary or with respect to their respective properties;

(m)

neither the Corporation nor the Subsidiary is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(n)	the Corporation or the Subsidiary, as applicable, owns or has the right to use under license, sub-license or otherwise all Intellectual Property used by the Corporation or the Subsidiary;

(o)

any and all of the agreements and other documents and instruments pursuant to which the Corporation or the Subsidiary holds the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof. Neither the Corporation nor the Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and claims pursuant to which the Corporation or the Subsidiary derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim. The properties (or any interest in, or right to earn an interest in, any property) of each of the Corporation and the Subsidiary are not subject to any right of first refusal or purchase or acquisition right;

(p)	the Transaction Documents have been or will be duly authorized and executed and delivered by the Corporation and constitute or will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Qualifications;

(q)

at the Closing Time all necessary corporate action will have been taken by the Corporation to validly issue the Special Warrants pursuant to the terms of the Special Warrant Indenture, to validly create and issue the Broker Warrants and to allot and reserve the Underlying Shares and the Broker Shares, which upon issuance in accordance with the terms of such securities shall be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(r)

the authorized capital of the Corporation consists of an unlimited amount of Common Shares and an unlimited amount of preferred shares of which, as at the close of business on the Business Day immediately preceding the date hereof, 15,687,534 Common Shares and 2,382,540 preferred shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation. There is sufficient authorized capital for the issuance of all Common Shares issuable on conversion of all Securities contemplated hereby and all outstanding convertible securities of the Corporation;

(s)

except for the Corporation guaranteeing certain obligations of the Subsidiary under the Lease, neither the Corporation nor the Subsidiary has made any loans to or guaranteed the obligations of any person;

(t)

with respect to each premises of the Corporation and the Subsidiary which is material to each of the Corporation and the Subsidiary and which each of the Corporation and the Subsidiary occupies as tenant (each, a “Leased Premises”), each of the Corporation and the Subsidiary occupies its respective Leased Premises and has the exclusive right to occupy and use such Leased Premises and each of the leases pursuant to which the Corporation and the Subsidiary occupies its respective Leased Premises is in good standing and in full force and effect;

(u)

each of the Corporation and the Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect, and neither the Corporation nor the Subsidiary has or is engaged in any unfair labour practice;

(v)

none of the directors, officers or employees of the Corporation or the Subsidiary or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any transaction or any proposed transaction with the Corporation or the Subsidiary which, as the case may be, materially affects, is material to or will materially affect the Corporation or the Subsidiary;

(w)

there have not been and there are not currently any material disagreements with any employee or employees of the Corporation or the Subsidiary which are adversely affecting or could adversely affect the business of the Corporation or the Subsidiary;

(x)

the assets of each of the Corporation and the Subsidiary and their respective businesses and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and neither the Corporation nor the Subsidiary has failed to promptly give any notice of any material claim thereunder;

(y)

the minute books and records of each of the Corporation and the Subsidiary made available to counsel for the Agent in connection with its due diligence investigation of the Corporation and the Subsidiary for the periods from each of the Corporation’s and the Subsidiary’s date of incorporation to the date hereof are all of the minute books and records of the Corporation and the Subsidiary, respectively, and contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Corporation and the Subsidiary to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Corporation or the Subsidiary to the date hereof not reflected in such minute books and other records, other than those which have been disclosed in writing to the Agent;

(z)

in connection with the ownership, use, maintenance or operation of their properties and assets, including the Leased Premises, neither the Corporation nor the Subsidiary has been in violation of any applicable federal, provincial, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the “Environmental Laws”) which violation would have a Material Adverse Effect;

(aa)

without limiting the generality of subsection (z) immediately above, the Corporation does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect the Corporation or the Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws; to the Corporation’s knowledge, there are no facts which could give rise to any such claim or judicial or administrative proceeding; to the best of the Corporation’s knowledge, neither the Corporation nor the Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect;

(bb)

there are no orders, rulings or directives issued, pending or, to the best of the Corporation’s knowledge, threatened against the Corporation or the Subsidiary under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation or the Subsidiary (including the Leased Premises) which would have a Material Adverse Effect;

(cc)

other than the Agent and the U.S. Agent, there is no person acting or purporting to act at the request or on behalf of the Corporation that is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement;

(dd)	the Transfer Agent has been duly appointed as registrar and transfer agent for the Common Shares and preferred shares of the Corporation;

(ee)	the Special Warrant Agent has been duly appointed as registrar and transfer agent for the Special Warrants;

(ff)

except pursuant to the CPRIT Agreement, the Corporation and the Subsidiary are the sole legal and beneficial owners of, have good and marketable title to, and owns all right, title and interest in all Corporation IP free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interest of any kind or nature, and the Corporation has no knowledge of any claim of adverse ownership in respect thereof. No consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Corporation IP and none of the Corporation IP comprises an improvement to Licensed IP that would give any person any rights to the Corporation IP, including, without limitation, rights to license the Corporation IP. Each of the Corporation and the Subsidiary has a valid and enforceable right to the Licensed IP used or held for use in the business of each of the Corporation and the Subsidiary;

(gg)

neither the Corporation nor the Subsidiary has received any notice or claim (whether written, oral or otherwise) challenging in any manner whatsoever either the Corporation’s or the Subsidiary’s ownership or right to use any of the Corporation IP or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor, to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), is there a reasonable basis for any claim that any person other than the Corporation or the Subsidiary has any claim of legal or beneficial ownership or other claim or interest in any of the Corporation IP;

(hh)

all applications for registration of any Registered Corporation IP are in good standing, are recorded in the name of the Corporation or the Subsidiary and have been filed in a timely manner in the appropriate offices to preserve the rights thereto and, in the case of a provisional application, the Corporation confirms that all right, title and interest in and to the invention(s) disclosed in such application have been or as of the Closing Date will be assigned in writing (without any express right to revoke such assignment) to the Corporation or the Subsidiary. There has been no public disclosure, sale or offer for sale of any Corporation IP by the Corporation anywhere in the world that may prevent the valid issue of all available Intellectual Property rights in such Corporation IP. All material prior art or other information has been disclosed to the appropriate offices as required in accordance with Applicable IP Laws in the jurisdictions where the applications are pending;

(ii)

all registrations of Registered Corporation IP are in good standing and are recorded in the name of the Corporation or the Subsidiary in the appropriate offices to preserve the rights thereto. All such registrations have been filed, prosecuted and obtained in accordance with all Applicable IP Laws and are currently in effect and in compliance with all Applicable IP Laws. To the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), no registration of Registered Corporation IP has expired, become abandoned, been cancelled or expunged, or has lapsed for failure to be renewed, maintained or otherwise;

(jj)

the conduct of the business of each of the Corporation and the Subsidiary (including, without limitation, the use or other exploitation of the Corporation IP by each of the Corporation and the Subsidiary or other licensees) has not infringed, violated, misappropriated or otherwise conflicted with, and, to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), does not infringe, violate, misappropriate or otherwise conflict with any Intellectual Property right of any person;

(kk)

neither the Corporation nor the Subsidiary is a party to any action or proceeding, nor, to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), is or has any action or proceeding been threatened that alleges that any current or proposed conduct of the business of each of the Corporation and the Subsidiary (including, without limitation, the use or other exploitation of any Corporation IP by the Corporation or the Subsidiary or any customers, distributors or other licensees) has or will infringe, violate or misappropriate or otherwise conflict with any Intellectual Property right of any person;

(ll)

to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), no person has interfered with, infringed upon, misappropriated, illegally exported, or violated any rights with respect to the Corporation IP;

(mm)

the Corporation has entered into valid and enforceable written agreements pursuant to which the Corporation has been granted all licenses and permissions to use, reproduce, sub license, sell, modify, update, enhance or otherwise exploit the Licensed IP to the extent required to operate all aspects of the business of the Corporation currently conducted (including, if required, the right to incorporate such Licensed IP into the Corporation IP). All license agreements in respect of the Licensed IP are in full force and effect, and neither the Corporation nor, to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), any other person is in default of its obligations thereunder;

(nn)

to the extent that any of the Corporation IP is licensed or disclosed to any person or any person has access to such Corporation IP (including, without limitation, any employee, officer, shareholder or consultant of the Corporation or the Subsidiary), each of the Corporation and the Subsidiary has entered into a valid and enforceable written agreement which contains terms and conditions prohibiting the unauthorized use, reproduction, disclosure, reverse engineering or transfer of such Corporation IP by such person. All such agreements are in full force and effect, and neither the Corporation nor the Subsidiary nor, to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), any other person is in default of its obligations thereunder;

(oo)

each of the Corporation and the Subsidiary has taken all actions that are contractually obligated to be taken and all actions that are customary and reasonable to protect the confidentiality of the Corporation IP;

(pp)

neither the Corporation nor the Subsidiary is, and it will not be, necessary for the Corporation or the Subsidiary to utilize any Intellectual Property owned by or in possession of any of the employees (or people the Corporation or the Subsidiary currently intends to hire) made prior to their employment with the Corporation or the Subsidiary in violation of the rights of such employee or any of his or her prior employers;

(qq)	neither the Corporation nor the Subsidiary has received any advice or any opinion that any of the Corporation IP is invalid or unregistrable or unenforceable, in whole or in part;

(rr)

neither the Corporation nor the Subsidiary has received any grant relating to research and development which is subject to repayment in whole or in part or to conversion to debt upon sale of any securities of the Corporation or the Subsidiary or which may affect the right of ownership of the Corporation or the Subsidiary in the Corporation IP;

(ss)

each of the Corporation and the Subsidiary has and enforces a policy requiring each employee and consultant to execute a non-disclosure agreement substantially in the forms provided to the Agent and Agent’s counsel, and all current employees and consultants of each of the Corporation and the Subsidiary have executed such agreement and, to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), all past employees and consultants of each of the Corporation and the Subsidiary have executed such agreement;

(tt)

all of the present and past employees of the Corporation and the Subsidiary, and all of the present and past consultants, contractors and agents of the Corporation and the Subsidiary performing services relating to the development, modification or support of the Corporation IP, have entered into a written agreement assigning to the Corporation and the Subsidiary, as applicable, all right, title and interest in and to all such Intellectual Property;

(uu)	any and all fees or payments required to keep the Corporation IP and the Licensed IP in force or in effect have been paid;

(vv)

to the knowledge of the Corporation (including its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh), there is no claim of infringement or breach by the Corporation or the Subsidiary of any industrial or Intellectual Property rights of any other person, nor has the Corporation or the Subsidiary received any notice or threat from any such third party, nor does the Corporation or its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh have knowledge that the use of the business names, trademarks, service marks and other industrial or Intellectual Property of the Corporation or the Subsidiary infringes upon or breaches any industrial or Intellectual Property rights of any other person;

(ww)

there are no Intellectual Property disputes, negotiations, agreements or communications between the Corporation or the Subsidiary and any other persons relating to or potentially relating to the business of the Corporation or the Subsidiary;

(xx)

each of the Corporation and the Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would reasonably be expected to have a Material Adverse Effect;

(yy)

neither the Corporation nor its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh have knowledge of any reason as a result of which the Corporation or the Subsidiary is not entitled to make use of and commercially exploit the Corporation IP. With respect to each license or agreement by which the Corporation or the Subsidiary has obtained the rights to exploit, in any way, the Licensed IP rights of any other person or by which the Corporation or the Subsidiary has granted to any third party the right to so exploit such Licensed IP:

(i)

such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except to the extent that enforceability may be limited by: (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and represents the entire agreement between the parties thereto with respect to the subject matter thereof, and no event of default has occurred and is continuing under any such license or agreement;

(ii)

(A) neither the Corporation nor the Subsidiary has received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms; (B) neither the Corporation nor the Subsidiary has received any notice of a breach or default under such license or agreement which breach or default has not been cured; and (C) neither the Corporation nor the Subsidiary has granted to any other person any rights adverse to, or in conflict with, such license or agreement; and

(iii)

neither the Corporation nor its officers, directors and employees, and the Corporation’s Intellectual Property consultants and managers including Kally Singh have knowledge of any other party to such license or agreement that is in breach or default thereof, and do not have knowledge of any event that has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement;

(zz)

no litigation, legal or governmental proceedings or inquiries are in progress or pending to which the Corporation or the Subsidiary is a party or to which their respective businesses, assets and/or properties are subject which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect and no such litigation, legal or governmental proceedings or inquiries have been threatened against or, to the Corporation’s knowledge, are contemplated with respect to the Corporation or the Subsidiary or with respect to their respective businesses, assets and/or properties;

(aaa)

the Corporation is a reporting issuer under Applicable Securities Laws in each of the provinces of British Columbia, Alberta and Ontario; the Corporation is not in default in any material respect of any requirement of Applicable Securities Laws nor is included in a list of defaulting reporting issuers maintained by the Securities Commissions. In particular, without limiting the foregoing, the Corporation is in compliance at the date hereof with its obligations to make timely disclosure of all material changes relating to it and, other than in respect of material change reports previously filed on a confidential basis and thereafter made public or material change reports previously filed on a confidential basis and in respect of which no material change ever resulted, no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offering constitutes a material change;

(bbb)	for so long as the Broker Warrants remain outstanding, the Corporation shall use its best efforts to comply with its obligations under Applicable Securities Laws, to the extent applicable to it;

(ccc)

the definitive form of certificate representing the Special Warrants complies with the requirements of the Business Corporations Act (British Columbia) and does not conflict with the constating documents of the Corporation;

(ddd)

the definitive form of certificate representing the Common Shares complies with the requirements of the Business Corporations Act (British Columbia) and does not conflict with the constating documents of the Corporation;

(eee)

there has never been a reportable disagreement (within the meaning of National Instrument 51-102 – Continuous Disclosure) with the Corporation’s Auditors or, to the knowledge of the Corporation, with the former auditors of the Corporation;

(fff)

the Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(ggg)	the composition of the audit committee of the Corporation is in accordance with the requirements of National Instrument 52-110 – Audit Committees;

(hhh)

all disclosure filings required to be made by the Corporation pursuant to the Applicable Securities Laws have been made and such disclosure and filings were true and accurate as at the respective dates thereof, and there are no material omissions contained therein which would render such disclosure and filings misleading;

(iii)

the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its Common Shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of the Common Shares or agreed to do so or otherwise effected any return of capital with respect to such shares;

(jjj)

the Corporation has, and to the best of the Corporation’s knowledge, the directors and officers of the Corporation have, answered every question or inquiry of the Agent and the Agent’s counsel in connection with the Agent’s due diligence investigations fully and truthfully;

(kkk)

from the effective date of the Corporation’s engagement of the Agent and until the Closing Time, the Corporation has allowed, and shall continue to allow, the Agent the opportunity to conduct all required due diligence and to obtain, acting reasonably, satisfactory results therefrom and in particular, the Corporation shall allow the Agent and Agent’s counsel to conduct all due diligence which the Agent may reasonably require and, in this regard, the Corporation shall make available its senior management and relevant employees and shall use its reasonable commercial efforts to make available the Corporation’s Auditors to answer any questions which the Agent may have and to participate in one or more due diligence sessions to be held prior to a Closing Date (all of such sessions referred to as the “Due Diligence Session”);

(lll)

the Corporation has provided the Agent with all information reasonably requested by the Agent in connection with the Offering. There is no material fact known to the Corporation that has not been disclosed herein, or to the Agent on behalf of the Subscribers in connection with the transactions contemplated hereby and which would result in a Material Adverse Effect. The Corporation has not withheld from the Agent any material fact relating to the Corporation or to the Offering;

(mmm)

to the best of the Corporation’s knowledge it is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation or the Subsidiary;

(nnn)

neither the Corporation or the Subsidiary has, and to the knowledge of the Corporation, no director, officer, agent, employee or other person associated with or acting on behalf of the Corporation or the Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Officials Act (Canada) or similar legislation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(ooo)

all clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Corporation or the Subsidiary (collectively “Clinical Trials”) have been and are being conducted in accordance with all applicable laws where such studies and tests are being conducted, including applicable laws administered by Regulatory Authorities. Neither the Corporation nor the Subsidiary has received any notices or written correspondence from any Regulatory Authority with respect to any Clinical Trial requiring the termination or suspension of such Clinical Trial;

(ppp)

the operations of each of the Corporation and the Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government or governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation or the Subsidiary with respect to the Money Laundering Laws is pending, or to the best of the Corporation’s knowledge threatened;

(qqq)

neither the Corporation nor the Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Corporation or the Subsidiary and their respective operations, and will not use any portion of the gross proceeds, in contravention of such legislation;

(rrr)

each of the Corporation and the Subsidiary or, to the best knowledge of the Corporation, any director, officer, agent, employee, affiliate or person acting on behalf of the Corporation or the Subsidiary has not been or is not currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department and the Corporation will not directly or indirectly use any proceeds of the Offering or lend, contribute or otherwise make available such proceeds to the Corporation or the Subsidiary or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person targeted by any of the sanctions of the United States;

(sss)

assuming the accuracy of the representations and warranties of the Subscribers in the Subscription Agreements, the issuance of the Special Warrants and the Underlying Shares will be exempt from registration under Applicable Securities Laws; and

(ttt)	the Corporation will not list the Common Shares on NASDAQ or the NYSE without having previously registered the outstanding class of Common Shares under the Exchange Act.

5.	Covenants of the Corporation

The Corporation covenants and agrees with the Agent as follows:

(a)

the Corporation will use commercially reasonable efforts to maintain its status as a reporting issuer not in default in each of the Selling Jurisdictions in which it is a reporting issuer or the equivalent for a period of at least thirty months following the date of this Agreement, provided that the foregoing requirement is subject to the obligations of the directors of the Corporation to comply with their fiduciary duties to the Corporation;

(b)

as soon as reasonably possible, and in any event by the Closing Date the Corporation shall take all such steps as may be required by the Agent and the Agent’s counsel to enable the Special Warrants to be offered for sale and sold on a private placement basis to Subscribers in the Selling Jurisdictions that qualify as “accredited investors” under

Applicable Securities Laws through the Agent or any other investment dealers or brokers registered in any of the Selling Jurisdictions by way of the exemptions set forth in Applicable Securities Laws; provided, however, that the Corporation shall not be required to qualify as a foreign corporation in any state, to consent to service of process in any state other than with respect to claims related to the Offering or to comply with any continuous disclosure or other similar requirements;

(c)

the Corporation will make all filings necessary with each applicable Securities Commission and pay all applicable fees in connection with the Offering in full compliance with the manner and within the time limits prescribed by Applicable Securities Laws;

(d)	the Corporation shall duly, faithfully and punctually perform all the obligations to be performed by it and comply with its covenants and agreements hereunder and under the Transaction Documents;

(e)

the Corporation shall use its reasonable best efforts to cause the U.S. Listing to occur as soon as possible following the Closing, and in any event no later than nine months thereafter, and to cause the Common Shares (including the Underlying Shares) to thereafter be and remain listed on NASDAQ or the NYSE (or another United States national securities exchange). The Corporation shall take all such actions as shall be necessary to effectuate and to maintain the U.S. Listing for a period of at least twenty-four months after its initial occurrence, including the filing of a registration statement on the appropriate form with the United States Securities and Exchange Commission (the “SEC”), registering the Common Shares pursuant to Section 12(b) of the United States Securities Act of 1934, as amended (the “1934 Act”). The Corporation shall pay all fees and expenses in connection with satisfying its obligations under this subsection 5(e);

(f)

with a view to making available to the Subscribers the benefits of Rule 144 under the 1933 Act (“Rule 144”) or any other similar rule or regulation of the SEC that may at any time permit the Subscribers to sell securities of the Corporation to the public without registration and otherwise to facilitate liquidity for trading in the United States, the Corporation agrees, following the date of the U.S. Listing, to:

(i)	make public information available, as those terms are understood and defined in Rule 144;

(ii)	file with the SEC in a timely manner all reports and other documents required of the Corporation under the 1934 Act; and

(iii)

so long as any of the Subscribers own Underlying Shares that may not be sold pursuant to Rule 144 without compliance with the current public information requirement thereof, (i) furnish to the Subscribers a written statement by the Corporation that it has complied with the reporting requirements of the 1934 Act as required for applicable provisions of Rule 144, (ii) furnish or otherwise make available (on EDGAR or otherwise) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation and (iii) furnish or otherwise make available such other information as may be reasonably requested to permit the Subscribers to sell such securities pursuant to Rule 144 without registration under the 1933 Act;

(g)

the Corporation shall use its reasonable best efforts to cause the Common Shares (including the Underlying Shares) to be listed for trading on the TSX-V (or the Toronto Stock Exchange) as soon as possible following the Closing. Subsequent to a listing of the Common Shares on the TSX-V, the Corporation shall use its reasonable best efforts to maintain such listing for a period of thirty-six months. The Corporation shall take all such actions as shall be necessary to effectuate the listing of the Common Shares on the TSX-V and the maintenance thereof. The Corporation shall pay all fees and expenses in connection with satisfying its obligations under this subsection 5(g);

(h)

from and after the filing of the press release announcing the Closing, no Subscriber shall be in possession of any material, nonpublic information received from the Corporation, the Subsidiary or any of their respective officers, directors, employees or agents, that is not disclosed in the press release announcing the Closing. The Corporation shall not, and shall cause the Subsidiary and its and each of their respective officers, directors, employees and agents, not to, provide any Subscriber with any material, nonpublic information regarding the Corporation or the Subsidiary from and after the filing of the press release announcing the Closing without the express written consent of such Subscriber. In the event of a breach of any of the foregoing covenants by the Corporation, the Subsidiary or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of such Subscriber), in addition to any other remedy provided herein or available at law or in equity, such Subscriber shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, nonpublic information, as applicable, without the prior approval by the Corporation, the Subsidiary or any of its or their respective officers, directors, employees or agents. No Subscriber shall have any liability to the Corporation, the Subsidiary, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure;

(i)

the Corporation shall use the proceeds from the issuance and sale of the Special Warrants for its pre-clinical and clinical development of the prostate cancer programs, working capital and general corporate purposes, including applying for a U.S. Listing;

(j)

the Corporation shall use its best efforts to maintain its status as a “specified small business corporation” (within the meaning of the Income Tax Act (Canada)) at all times until the completion of a listing of the Common Shares on the TSX Venture Exchange, an initial public offering or a reverse takeover of a corporation listed on, or that obtains, a listing of its principal voting securities on the TSX Venture Exchange and shall not take any action that would cause or contribute to prevent the Corporation from maintaining such status; and

(k)

for so long as a holder owns any Special Warrants, Underlying Shares or other Common Shares, upon the written request of such holder the Corporation shall furnish any information reasonably requested by such holder (and not generally available by reference to the Corporation’s publicly available SEC filings, if any) to confirm whether or not the Corporation is a passive foreign investment company (“PFIC”) under the United States Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that the Corporation shall not be obligated to furnish any information that it has not already publicly disclosed. In addition, for each taxable year of the Corporation during any portion of which the Special Warrants are outstanding or any holder holds Underlying Shares or other Common Shares, the Corporation shall make due inquiry of its tax advisors on an annual basis regarding its status as a PFIC and, if the Corporation’s tax advisors determine that the Corporation became a PFIC for any such taxable year, shall notify each holder, in writing, of the determination that the Corporation has become a PFIC for such taxable year by no later than 75 days following the close of such taxable year. With respect to (a) any taxable year in respect of which the Corporation was determined to be a PFIC and (b) each subsequent taxable year during any part of which the Special Warrants are outstanding or any holder holds Underlying Shares or other Common Shares, the Corporation shall promptly provide each holder, upon its written request, with all information that is required by a United States person holding Common Shares in order to make a valid election to treat the Corporation as a “qualified electing fund” for the purposes of the Code, including a “PFIC Annual Information Statement” as described in Treasury Regulation section 1.1295-(1)(g)(1) (or any successor Treasury Regulation) and all representations and statements required by such Statement, and will take any other steps reasonably necessary to facilitate such election by each such requesting holder. The Corporation understands and agrees that time is of the essence in complying with the foregoing deadlines, and that any failure by the Corporation to so comply will be materially adverse to each holder. Each holder shall promptly respond to any written inquiry from the Corporation requesting the holder to inform the Corporation whether it owns any Underlying Shares or other Common Shares.

6.	Agent’s Compensation

In return for the Agent’s services hereunder, the Corporation agrees to pay to the Agent a fee equal to 6% of the gross proceeds of the Offering (excluding subscriptions from the directors and officers of the Corporation (or any of their associates)) payable in cash on any Closing Date (the “Agency Fee”). For certainty, the Corporation shall not be responsible for paying any fees or expenses of the U.S. Agent, which fees and expenses shall be the sole responsibility of the Agent. As additional consideration for the Agent’s services performed under this Agreement, the Corporation shall issue to the Agent on such Closing Date broker warrants (the “Broker Warrants”) exercisable to purchase, on or before the date which is 24 months after the Closing Date, that number of Broker Shares as is equal to 6% of the aggregate of the number of Special Warrants sold pursuant to the Offering (excluding Special Warrants purchased by the directors and officers of the Corporation (or any of their associates)) at the Offering Price.

7.	Closing

The purchase and sale of the Special Warrants shall be completed at the Closing Time by the electronic exchange of documents and funds or at such other place or places as the Agent and the Corporation may agree. At the Closing Time, the Corporation shall duly and validly deliver to Baker & McKenzie LLP definitive Special Warrant certificates registered in such names as shall be designated by the Agent not less than one Business Day prior to the Closing Time against payment of the aggregate proceeds from the sale of the Special Warrants, by certified cheque, bank draft or wire transfer, against the delivery of cross-receipts therefor. In addition, the Corporation shall at the Closing Time, make payment to the Agent of the Agency Fee and the Agent’s Expenses and issue to the Agent (or as the Agent may direct) the Broker Warrants by execution and delivery to the Agent (or as the Agent may direct) of one or more Broker Warrant Certificates.

8.	Closing Conditions

The Agent’s obligation to complete the Closing at the Closing Time, shall be subject to the accuracy of the representations and warranties of the Corporation contained in this Agreement as of the date of this Agreement and as of the Closing Date and performance by the Corporation of its obligations under this Agreement in all material respects and the following conditions:

(a)

The Agent shall have received at the Closing Time, a legal opinion dated such Closing Date, in form and substance satisfactory to counsel to the Agent, addressed to the Agent and counsel to the Agent from counsel to the Corporation, Blake, Cassels & Graydon LLP with respect to certain customary matters related to the Corporation and the Offering, which counsel in turn may rely upon the opinions of local counsel where they deem such reliance proper as to the laws other than those of Canada, British Columbia, Alberta and Ontario, and, as to matters of fact, on certificates of public officials and officers of the Corporation;

(b)

The Agent shall have received at the Closing Time, a legal opinion dated the Closing Date, in form and substance satisfactory to counsel to the Agent, addressed to the Agent from counsel to the Corporation, Blake, Cassels & Graydon LLP providing that in the opinion of counsel to the Corporation, subject to the limitations and conditions contained therein, the investment in the Special Warrants by registered retirement savings plans, registered retirement income funds and tax-free savings accounts will be a “qualified investment” (within the meaning of the Income Tax Act (Canada)) for such registered plans;

(c)

The Agent shall have received at the Closing Time, a legal opinion dated the Closing Date, in form and substance satisfactory to counsel to the Agent, addressed to the Agent, from local counsel in the jurisdiction of incorporation of the Subsidiary, with respect to the following matters:

(i)	the incorporation and existence of the Subsidiary under the laws of its jurisdiction of incorporation;

(ii)	as to the registered ownership of the issued and outstanding shares of the Subsidiary; and

(iii)	that the Subsidiary has all requisite corporate power under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and own or lease its properties and assets;

(d)

The Agent shall have received at the Closing Time certificates dated the Closing Date addressed to the Agent and counsel to the Agent and signed by appropriate officers of the Corporation, with respect to the constating documents of the Corporation, all resolutions of the board of directors of the Corporation relating to the Transaction Documents, the incumbency and specimen signatures of signing officers of the Corporation and with respect to such other matters as the Agent may reasonably request;

(e)

The Agent shall have received at the Closing Time, a certificate dated the Closing Date addressed to the Agent and counsel to the Agent and signed on behalf of the Corporation by the Chief Executive Officer and the Chief Financial Officer of the Corporation or other officers of the Corporation acceptable to the Agent, certifying for and on behalf of the Corporation after having made due enquiry, that:

(i)	there are no contingent liabilities affecting the Corporation which are material to the Corporation;

(ii)	the Corporation has complied with and satisfied in all material respects the covenants, terms and conditions of this Agreement on its part to be complied with and satisfied up to the Closing Time;

(iii)

the representations and warranties of the Corporation contained in the Transaction Documents are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement;

(iv)

the Corporation has made and/or obtained on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound, required for the execution and delivery of the Transaction Documents, the offering and sale of the Special Warrants and the consummation of the other transactions contemplated by this Agreement (subject to completion of filings with certain regulatory authorities following the Closing Date);

(v)

no order, ruling or determination having the effect of suspending the sale of the Special Warrants has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officer of the Corporation, contemplated or threatened under any Applicable Securities Laws or by any other regulatory authority; and

(vi)	such other matters as the Agent may reasonably request;

(f)

The Corporation will have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Special Warrants in the Selling Jurisdictions prior to the Closing Time as herein contemplated (other than the Corporation filing with the Securities Commissions in the Selling Jurisdictions in Canada, a Form 45-106F6 (and, if applicable, a Form 45-106F1) prepared, executed and filed in accordance with Applicable Securities Laws and accompanied by the prescribed fees and fee checklist form, if any, which shall not occur prior to the Closing Time);

(g)

The Agent shall have received confirmation from the Corporation that the Corporation is not on the defaulting issuer’s list (or equivalent) maintained by the Securities Commissions in each jurisdiction in which the Corporation is a reporting issuer;

(h)

The Special Warrant Indenture shall have been entered into by the Corporation and the Special Warrant Agent in such form and containing such terms as are acceptable to the Corporation and the Agent acting reasonably; and

(i)

If any of the Special Warrants are purchased by persons in the United States, the Agent shall have received at the Closing Time a legal opinion, in form and substance satisfactory to the Agent, acting reasonably, addressed to the Agent from U.S. counsel to the Corporation, and based upon such assumptions as are reasonable, to the effect that registration under the 1933 Act is not required in connection with the offer or sale of the Special Warrants and the Securities comprising or underlying the Special Warrants in the United States.

9.	Rights of Termination

This Agreement may be terminated in the sole discretion of the Agent by written notice to the Corporation given prior to the Closing Time in the event that:

(a)

the Corporation is in material breach of any term, condition, covenant or agreement contained in this Agreement or any representation or warranty given by the Corporation in this Agreement is determined to have been untrue, false or misleading in any material way as of the date upon which such was given; or

(b)	prior to the Closing Time:

(i)	there shall have occurred any adverse material change or there shall be discovered any previously undisclosed adverse material fact in relation to the Corporation; or

(ii)

there shall have occurred any change in Applicable Securities Laws or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof or any regulatory authority in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Agent and not upon activities of the Corporation);

which, in the reasonable opinion of the Agent, prevents or restricts trading in or the distribution of the Underlying Shares or the Broker Shares; or

(iii)

there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence or catastrophe of national or international consequence or any law or regulation or a change thereof which, in the reasonable opinion of an Agent, materially adversely affects or involves, or will materially adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation, taken as a whole; or

(iv)

the due diligence investigations of the Agent identify a material adverse fact with respect to the Corporation or the Underlying Shares which existed as of the date hereof but which had not been disclosed to the Agent.

The rights of termination contained in this Section 9 are in addition to any other rights or remedies the Agent may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of the Agent to the Corporation or on the part of the Corporation to the Agent except in respect of any liability which may have arisen prior to or arise after such termination under any of Sections 10 and 12.

10.	Indemnity

(a)

The Corporation shall indemnify and save harmless the Agent, its affiliates, directors, partners, officers, employees, advisors, agents, each other person, if any, controlling the Agent or any of its subsidiaries, and each shareholder of such Agent and any selling group member (collectively the “Indemnified Parties”) from and against any and all (including shareholder actions, derivative or otherwise) claims, actions, suits, investigations and proceedings (collectively “Proceedings”) and all losses (other than loss of profits), expenses, fees, damages, obligations, payments and liabilities whatsoever (collectively “Liabilities”) (including without limitation all amounts paid to settle any action or to satisfy any judgment or award and all legal fees and disbursements actually incurred) which now or any time hereafter are suffered or incurred by reason of any event, act or omission in any way connected, directly or indirectly, with:

(i)

any information or statement contained in the Subscription Agreements or any information or statement relating solely to the Corporation and furnished to the Agent by the Corporation expressly for inclusion in the Subscription Agreements which is untrue or any omission to provide any information or state any fact in the document referred to above the omission of which makes any such information or statement untrue or misleading in light of the circumstances in which it was made;

(ii)

any misrepresentation made by the Corporation in the Subscription Agreements, during the Due Diligence Session or otherwise (except a misrepresentation which is based upon information relating to the Agent and furnished to the Corporation by the Agent in writing expressly for inclusion in the Subscription Agreements);

(iii)

any prohibition or restriction affecting the offer and sale of the Special Warrants imposed by any competent authority if such prohibition or restriction is based on any misrepresentation of a kind for which the Agent are entitled to indemnity under subsection 10(a)(ii);

(iv)

any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based upon the activities or the alleged activities of the Agent or its banking or selling group members, if any) relating to or materially affecting the sale of the Special Warrants in the Selling Jurisdictions; or

(v)

any breach of, default under or non-compliance by the Corporation with any material representation, warranty, term or condition of this Agreement, the Subscription Agreements or any requirement of Applicable Securities Laws;

provided that no such indemnity shall apply in the event and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that such Proceedings or Liabilities resulted solely from the gross negligence, wilful misconduct or other fraudulent act of the Indemnified Party claiming indemnity or in the event of a material breach by the Agent of Section 3 of this Agreement.

(b)

The Corporation hereby waives its right to recover contribution from the Agent with respect to any liability of the Corporation by reason of or arising out of any misrepresentation provided by the Corporation to the Agent during the course of the Agent’s due diligence or otherwise provided, however, such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of (i) any misrepresentation which is based upon information relating solely to the Agent furnished to the Corporation by the Agent in writing for inclusion in any document or other use in connection with the transactions contemplated by this Agreement; or (ii) any misrepresentation made by the Agent or a member of the selling group or by an Affiliate or Associate of either of them (A) relating to the Corporation or matters concerning the Corporation, its management, business, financial condition, capital structure, performance, outlook or prospects, which is inconsistent with information on the same subject or subjects that (a) was furnished by the Corporation to the Agent for use in connection with the transactions contemplated by this Agreement, and (b) did not constitute or contain any material misrepresentation or omission; or (B) relating to the Offering, the Securities or other matters contained in the Transaction Documents, which is inconsistent with the Transaction Documents; or (iv) any material breach by the Agent of Section 3 of this Agreement.

(c)

If any Proceeding is brought or instituted in respect of any Indemnified Party which may result in a claim for indemnification under this Agreement, such Indemnified Party shall promptly after receiving notice thereof notify the Corporation of the notice of claim, in writing, and the Corporation shall be entitled (but not required) to assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in such Proceeding and the Corporation shall pay the reasonable fees and disbursements of such counsel and all other expenses of the Indemnified Party relating to such Proceeding as incurred. Failure to so notify the Corporation shall not relieve the Corporation from liability except and only to the extent that the failure materially prejudices the Corporation. If the Corporation assumes conduct of the defence for an Indemnified Party, the Indemnified Party shall, except when a conflict of interest as described in subsection 10(d)(i) exists and counsel to the Indemnified Party advises the Indemnified Party that such action would be prejudicial to the interests of the Indemnified Party, fully cooperate in the defence including without limitation the provision of documents, appropriate officers and employees to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the Proceedings.

(d)	In any such Proceeding the Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof if:

(i)	employment of such counsel has been authorized in writing by the Corporation;

(ii)

the Indemnified Party has been advised in writing by counsel that there may be a reasonable legal defence available to the Indemnified Party that is different from or in addition to those available to the Corporation or that a conflict of interest exists which makes representation by counsel chosen by the Corporation not advisable; or

(iii)

the Corporation has not assumed the defence of the Proceeding and employed counsel therefor reasonably satisfactory to the Indemnified Party within a reasonable period of time after receiving notice thereof;

in which event the reasonable fees and disbursements of such counsel (on a solicitor and his client basis) shall be paid by the Corporation. It being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel (in addition to any local counsel) for all such Indemnified Parties.

(e)

No admission of liability and no settlement of any Proceeding shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made by an Indemnified Party without the consent of the Corporation, such consent not to be unreasonably withheld, and the Corporation shall not be liable for any settlement of any Proceeding made without its consent, such consent not to be unreasonably withheld.

(f)

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on ground of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate Liabilities (or Proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(i)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the Agent on the other hand from the offering of the Special Warrants; or

(ii)

if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such liabilities, claims, demands, losses, costs, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Agent. The relative fault of the Corporation, on the one hand, and of the Agent, on the other hand, shall be determined by reference, among other things, to whether the misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter giving rise to liability relates to information supplied or which ought to have been supplied by, or steps or actions taken or done on behalf of or which ought to have been taken or done on behalf of the Corporation or the Agent and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter giving rise to liability.

The amount paid or payable by the Corporation as a result of any Proceedings or Liabilities shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraphs.

(g)

The rights to indemnity and right of contribution provided in the foregoing sections shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law or in equity.

(h)

It is the intention of the Corporation to constitute the Agent as trustee for the Indemnified Parties for the purposes of sections 10(a) to 10(g) inclusive and the Agent shall be entitled, as trustee, to enforce such covenants on behalf of any other Indemnified Parties.

(i)

If any Proceeding is brought in connection with the transactions contemplated by this Agreement and an Indemnified Party is required to testify in connection therewith or is required to respond to procedures designed to discover information relating thereto, the Corporation shall pay to the relevant Agent reasonable fees at the normal per diem rate for its directors, officers, partners, employees, agents and advisors involved in preparation for and attendance at such Proceeding or in so responding and any other reasonable costs and out-of-pocket expenses incurred by such Agent in connection therewith will be paid by the Corporation as they are incurred; provided and to the extent that such Proceeding is not caused solely by or the result of the gross negligence or wilful misconduct of an Indemnified Party or a material breach by the Agent of Section 3 of this Agreement.

(j)

The obligations under the indemnity and right of contribution provided herein shall apply whether or not the transactions contemplated by this Agreement are completed and shall survive the completion of the transactions contemplated under this Agreement and the termination of this Agreement.

11.	Severability

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

12.	Expenses

Whether or not the transactions contemplated by this Agreement are completed, the Corporation shall pay all expenses and fees in connection with the Offering, including, without limitation, all expenses of or incidental to the issue, sale or distribution of the Special Warrants; the fees and expenses of the Corporation’s counsel; and all costs incurred in connection with the preparation of documents relating to the Offering. The Corporation shall also pay, whether or not the transactions contemplated by this Agreement are completed, all expenses and fees incurred by the Agent, which shall include the reasonable fees of the Agent’s counsel Baker & McKenzie LLP, up to a maximum of $45,000 plus disbursements and taxes, and all reasonable out-of-pocket expenses of the Agent (collectively, the “Agent’s Expenses”). In the event the Closing does not occur, all fees and expenses incurred by the Agent shall be payable by the Corporation immediately upon receiving an invoice therefor from the Agent.

13.	Survival of Representations and Warranties

The representations, warranties, covenants, obligations and agreements of the Corporation contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the purchase and sale of the Special Warrants shall survive the purchase of the Special Warrants and shall continue in full force and effect for a period of three years following the Closing Date regardless of any subsequent disposition of the Special Warrants by the Subscribers or the termination of the Agent’s obligations and shall not be limited or prejudiced by any investigation made by or on behalf of the Agent in connection with the sale of the Special Warrants.

14.	Time of the Essence

Time shall be of the essence of this Agreement.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

16.	Funds

Unless otherwise specified, all funds referred to in this Agreement shall be in Canadian dollars.

17.	Stipulation for the Benefit of U.S. Agent

The Corporation and the Agent acknowledge and agree that ROTH Capital Partners, LLC will act as the U.S. Agent for the Offering. The Corporation hereby covenants and agrees, for the benefit of ROTH Capital Partners, LLC, that ROTH Capital Partners, LLC will be entitled to benefit from and rely on, to the same extent as the Agent, all the representations and warranties, covenants and indemnification undertakings of the Corporation contained in this Agreement for the benefit of the Agent. Furthermore, each document which the Corporation must address and deliver to the Agent under the Agreement shall also be addressed and delivered to ROTH Capital Partners, LLC concurrently with the delivery thereof to the Agent.

18.	Notice

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “Notice”) shall be in writing addressed as follows:

If to the Corporation, addressed and sent to:

ESSA Pharma Inc.
999 West Broadway, Suite 720
Vancouver, BC V5Z 1K5

Attention:	Bob Rieder, Chief Executive Officer
Fax:	604-738-4080

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
599 Burrard Street, Suite 2600
Vancouver, BC V7X 1L3
Attention:	Joseph Garcia
Fax:	604-631-3307

If to the Agent, addressed and sent to:

Bloom Burton & Co. Limited
65 Front Street East, Suite 300
Toronto, Ontario M5E 1B5

Attention:	Jolyon Burton
Email:	jburton@bloomburton.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
Brookfield Place
181 Bay Street, Suite 2100
Toronto, Ontario M5J 2T3

Attention:	Sonia Yung
Fax:	416-863-6275

or to such other address as any of the persons may designate by Notice given to the others.

Each Notice shall be personally delivered to the addressee or sent by fax to the addressee and (i) a Notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a Notice which is sent by fax shall be deemed to be given and received on the first Business Day following the day on which it is sent.

19.	Entire Agreement

The provisions herein contained constitute the entire agreement between the parties relating to the Offering and supersede all previous communications, representations, understandings and agreements between the parties with respect to the subject matter hereof whether verbal or written.

20.	Press Releases

Any press release connected with the Offering issued by the Corporation shall be issued only after consultation with the Agent. If the Offering is successfully completed, the Agent shall be permitted only after consultation with the Corporation, to publish, at the Agent’s expense, and in compliance with Applicable Securities Laws such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as they may consider appropriate.

21.	Counterparts

This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

22.	Language

The parties hereto confirm their express wish that this agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigés en anglais.

23.	Facsimile

The Corporation and the Agent shall be entitled to rely on delivery by facsimile or other electronic means of an executed copy of this Agreement and acceptance by the Corporation and the Agent of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Agent in accordance with the terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter where indicated below and returning the same to the Agent upon which this letter as so accepted shall constitute an agreement among us.

Yours very truly,

BLOOM BURTON & CO. LIMITED

Per:	(signed) “Brian Bloom”
Name:	Brian Bloom
Title:	President

Authorized Signing Officer

The foregoing offer is accepted and agreed to as of the date first above written.

ESSA PHARMA INC.

By:	(signed) “Bob Rieder”
Name:	Bob Rieder
Title:	Chief Executive Officer

Authorized Signing Officer

SCHEDULE “A”

TERMS AND CONDITIONS FOR UNITED STATES OFFERS AND SALES

As used in this Schedule “A” and related appendices, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agency Agreement to which this Schedule “A” is annexed and the following terms shall have the meanings indicated:

(a)	“Accredited Investor” means a person or entity that is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act;

(b)

“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Special Warrants or Underlying Shares and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Special Warrants;

(c)	“Foreign Issuer” means “foreign issuer” as that term is defined in Rule 902(e) of Regulation S;

(d)

“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used under Rule 502(c) of Regulation D under the U.S. Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(e)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(f)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(g)	“SEC” means the United States Securities and Exchange Commission;

(h)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S;

(i)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(j)	“U.S. Agent” means ROTH Capital Partners, LLC;

(k)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

(l)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Representations, Warranties and Covenants of the Agent

The Agent and acknowledges that the Special Warrants and the Underlying Shares have not been and will not be registered under the U.S. Securities Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and applicable state securities laws. Accordingly, the Agent represents, warrants and covenants to the Corporation that:

1.

It has not offered and sold, and will not offer and sell, any Special Warrants except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) in the United States as provided in Sections 2 through 10 below. Accordingly, neither the Agent nor any of its affiliates nor any persons acting on its behalf, has made or will make (except as permitted in Sections 2 through 10 below), (i) any offer to sell or any solicitation of an offer to buy, any Special Warrants to, or for the account or benefit of, any person in the United States, (ii) any sale to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or the Agent, affiliate or person acting on its behalf reasonably believed that such purchaser was outside the United States, or (iii) any Directed Selling Efforts in the United States with respect to the Special Warrants or the Underlying Shares.

2.

It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Special Warrants, except with the U.S. Agent, any selling group members or with the prior written consent of the Corporation. It shall require the U.S. Agent and each selling group member to agree, for the benefit of the Corporation, to comply with, and shall use its best efforts to ensure that each selling group member complies with, the provisions of this Schedule “A” applicable to the Agent as if such provisions applied to such selling group member.

3.

All offers and sales of Special Warrants in the United States shall be made by the Agent through the U.S. Agent, which on the dates of such offers and sales was and will be duly registered as a broker-dealer under the U.S. Exchange Act and under all applicable state securities laws (except where exempted from the respective state’s broker-dealer registration requirements) and a member of, and in good standing with, the Financial Industry Regulatory Authority, Inc. (“FINRA”), in accordance with all applicable United States state and federal securities (including broker-dealer) laws. The U.S. Agent will make all offers and sales of Special Warrants in compliance with all applicable United States federal and state broker-dealer requirements.

4.

It and its affiliates have not, either directly or through a person acting on its or their behalf, solicited and will not solicit offers for, and have not offered to sell and will not offer to sell, any of the Special Warrants in the United States by any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(a)(2) of the U.S. Securities Act.

5.

Any offer, sale or solicitation of an offer to buy Special Warrants that has been made or will be made in the United States was or will be made only to a limited number of Accredited Investors with whom the Agent or the U.S. Agent has a pre-existing relationship in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6.

It had reasonable grounds to believe and did believe that each such purchaser was an Accredited Investor, and at the time of completion of each sale to or for the benefit or account of a person in the United States, the Agent, the U.S. Agent, their respective affiliates, and any person acting on their behalf will have reasonable grounds to believe and will believe, that each purchaser designated by the Agent or the U.S. Agent to purchase Special Warrants from the Corporation is an Accredited Investor.

7.

Prior to any sale of Special Warrants in the United States, it shall cause each Subscriber that is purchasing for the account or benefit of, a person in the United States to execute a Subscription Agreement for Special Warrants and attached documents, including an Accredited Investor Certificate and an Accredited Investor Questionnaire and, if any U.S. Subscriber is a natural person, to provide such additional information as the Corporation may reasonably request to confirm such Subscriber’s status as an Accredited Investor;

8.	At least one Business Day prior to the Closing Date, the Corporation will be provided with a list of all purchasers of the Special Warrants in the United States.

9.

At Closing, the U.S. Agent and the Agent, will provide a certificate, substantially in the form of Appendix II, relating to the manner of the offer and sale of the Special Warrants in the United States.

10.

Prior to soliciting any offerees and prior to the completion of any sale of Special Warrants, each purchaser will be informed that the Special Warrants and the Securities underlying the Special Warrants have not been and will not be registered under the U.S. Securities Act and are being offered to such purchaser for investment and in reliance on an exemption from the registration requirements of the U.S. Securities Act provided by Section 4(a)(2) of the U.S. Securities Act.

11.

None of the Agent, the U.S. Agent nor any person acting on its or their behalf has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with its offers or sales of the Special Warrants in the United States.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, covenants and agrees that:

1.

The Corporation is not, and as a result of the sale of the Special Warrants contemplated hereby will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

2.	The Corporation is a “Foreign Issuer” and reasonably believes there is no Substantial U.S. Market Interest in the Special Warrants or Underlying Shares.

3.

Except with respect to offers and sales to Accredited Investors in reliance upon an exemption from registration under the U.S. Securities Act, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf (other than the Agent, the U.S. Agent, or any members of the banking and selling group formed by them, as to whom the Corporation makes no representation), has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Special Warrants to a person in the United States; or (B) any sale of Special Warrants unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States, or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

4.

Neither it nor any of its affiliates, nor any person acting on its or their behalf (other than the Agent, the U.S. Agent, or any members of the banking and selling group formed by them, as to whom the Corporation makes no representation), has made or will make any Directed Selling Efforts in the United States with respect to the Special Warrants, or has taken or will take any action that would cause the applicable exemption afforded by the U.S. Securities Act or Regulation S to be unavailable for offers and sales of the Special Warrants pursuant to this Agreement.

5.

None of the Corporation, any of its affiliates or any person acting on its or their behalf (other than the Agent, its Affiliate, or any members of the banking and selling group formed by them, as to all of whom the Corporation makes no representation) has offered or will offer to sell, or has solicited or will solicit offers to buy, any of the Special Warrants in the United States by means of any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

6.

None of the Corporation, its affiliates or any person acting on its behalf (other than the Agent, the U.S. Agent, or any members of the banking and selling group formed by them, as to all of whom the Corporation makes no representation) has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with any offer or sale of the Special Warrants.

APPENDIX II

TO SCHEDULE “A”

AGENT’S CERTIFICATE

In connection with the private placement in the United States of Special Warrants (the “Special Warrants”) of ESSA Pharma Inc. (the “Company”), with a U.S. Accredited Investor (the “U.S. Private Placee”) pursuant to a Subscription Agreement, and pursuant to an agency agreement (the “Agency Agreement”) dated January 16, 2015, between the Corporation and the agent named therein, the undersigned hereby certify as follows:

(i)

On the date hereof and on the date of each offer or sale of Special Warrants, ROTH Capital Partners, LLC (the “U.S. Agent”) is and was a duly registered broker-dealer with the United States Securities and Exchange Commission, duly registered as a broker-dealer under the laws of each state where it made offers of Special Warrants (unless exempted from the respective state’s broker-dealer registration requirements), and a member of and is in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”) on the date hereof;

(ii)	All offers and sales of Special Warrants in the United States have been and will be effected by the U.S. Agent in accordance with U.S. broker-dealer requirements;

(iii)	Other than written materials provided by or expressly approved by the Company, no written material was used in connection with the offer and sale of the Special Warrants in the United States;

(iv)

We had reasonable grounds to believe and did believe that each offeree in the United States was an “accredited investor” as defined in Rule 501(a) of Regulation D (an “Accredited Investor”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and, on the date hereof, we continue to believe that each person in the United States purchasing Special Warrants is an Accredited Investor;

(v)

no form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Special Warrants in the United States;

(vi)	the offering of the Special Warrants in the United States has been conducted by us in accordance with the terms of the Agency Agreement; and

(vii)	prior to any sale of Special Warrants in the United States, we caused each U.S. purchaser to execute a Subscription Agreement in the form agreed to by the Company.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

Dated this      day of             , 2015.

BLOOM BURTON & CO. LIMITED	ROTH CAPITAL PARTNERS, LLC

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE “B”

CONVERTIBLE SECURITIES

Preferred Shares:

On July 29, 2014, the Corporation issued 1,702,900 preferred shares pursuant to a private placement. On December 5, 2014, the Corporation issued an additional 679,640 preferred shares pursuant to a private placement. The aggregate number of outstanding preferred shares is 2,382,540.

Warrants:

As of the date of this Agreement, there are warrants outstanding to purchase 25,000 Common Shares at an exercise price of $2.00 per Common Share and expiring on April 15, 2019.

In addition, the following broker warrants to purchase Common Shares are outstanding:

Holder	Amount	Exercise Price	Expiry
Bloom Burton & Co. Inc.	21,087	$2.00/share	July 29, 2015
Mackie Research Capital Corporation	5,272	$2.00/share	July 29, 2015
GMP Securities L.P.	44,261	$2.00/share	July 29, 2015
Haywood Securities Inc.	5,250	$2.00/share	July 29, 2015
	22,675	$2.00/share	October 22, 2015
Dundee Securities Ltd.	1,806	$2.00/share	July 29, 2015
	776	$2.00/share	October 22,2015
Leede Financial Markets Inc.	1,803	$2.00/share	July 29, 2015
Canaccord Genuity Corp.	1,512	$2.00/share	October 22, 2015
Caldwell Securities Ltd.	350	$2.00/share	October 22, 2015
Burgeonvest Bick Securities Limited	42	$2.00/share	October 22, 2015

TOTAL	104,834

Options:

The following options to purchase Common Shares are outstanding:

Optionee	Amount	Exercise Price	Expiry
Dr. Marianne Sadar (CSO, founder)	120,000	$0.50/share	April 30, 2016
	300,000	$0.80/share	January 31, 2018
Dr. Raymond Andersen (CTO, founder)	120,000	$0.50/share	April 30, 2016
	300,000	$0.80/share	January 31, 2018
Dr. Jennifer Hamilton (consultant)	35,000	$0.50/share	July 27, 2016
	25,500	$0.50/share	October 21, 2017
Dr. Roger Ulrich (consultant)	50,000	$0.80/share	November 20, 2017
Dr. James Bristol (consultant)	50,000	$0.80/share	November 20, 2017
Kim Hewitt (consultant)	8,750	$0.50/share	June 1, 2017
	11,250	$0.80/share	May 20, 2019
Dr. Oreola Donini (former VP, R&D)	60,000	$0.80/share	June 1, 2017
Dr. Stephen Plymate	50,000	$0.80/share	July 1, 2018
Bloom Burton & Co Inc.	529,219	$2.00/share	February 27, 2019

Optionee	Amount	Exercise Price	Expiry
Gary Sollis (director)	120,000	$0.80/share	May 20, 2019
Kally Singh (consultant)	25,000	$0.80/share	May 20, 2019
David Wood - Chief Financial Officer	75,000	$0.80/share	May 20, 2019
	200,000	$2.00/share	July 30, 2019
Richard Glickman - Director and Chair	75,000	$0.80/share	May 20, 2019
Daisy Wong	15,000	$0.80/share	May 20, 2019
Frank Perabo – Chief Medical Officer	500,000	$2.00/share	September 8, 2019
Paul Cossum – (Exec VP, Research)	400,000	$2.00/share	April 14, 2019
James Goebel	20,000	$2.00/share	December 19, 2019
Chandtip Chandhasin	10,000	$2.00/share	December 19, 2019
Nkengyal Barber	10,000	$2.00/share	December 19, 2019
Leah DiMascio	10,000	$2.00/share	December 19, 2019
Sequoia Partners Inc.	50,000	$2.00/share	December 19, 2019
SectorSpeak Inc.	50,000	$2.00/share	December 19, 2019
Robert Rieder	150,000	$2.00/share	December 31, 2019

TOTAL	3,369,719

C-2